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EXHIBIT 10.56

January 21, 2000

Timothy J. Rink, M.D., Sc.D.
Chairman
Aurora Biosciences Corp.
Les Ligures Apt. 612
2, Rue Honore Labande
MC 98000  Monaco

Dear Tim:

This letter agreement ("Agreement") sets forth certain terms relating to your service as Chairman of the Company's Board of Directors (the "Board"). This Agreement will be deemed effective January 1, 2000.

- CHAIRMANSHIP OF BOARD OF DIRECTORS. Beginning January 1, 2000 and as long as you serve as Chairman of the Board, you will receive fees for meetings comparable to the fees received by other non-executive directors, currently $2,500.00 per Board meeting attended by you in person, $500.00 per telephone or committee meeting in which you participate.

     You will also receive a quarterly Chairman's fee of $2,500.00, payable in advance on the first day of each quarter for as long as you remain Chairman of the Board.

- You may provide consulting services from time to time to the Company, as follows. You will receive a fee of $2,500.00 per day of service on behalf of the Company, additional to the days of Board meetings.

          - Areas of service may include: recruitment; customer relations; business development; strategic alliances; investor relations; organization development; scientific and technical review and any other areas in which the Board requests your services.

          - You will not be requested to make more than three visits to the USA in any quarter.

          - Expenses: The Company will pay reasonable and documented travel and incidental business expenses including: business-class air travel for intercontinental flights for business performed in the USA at the Company's request, car rental and hotel-suite accommodations for work periods in San Diego.

          - Secretarial assistance and other facilities: You will receive reasonable secretarial assistance and office facilities at the Company's San Diego headquarters.

          - COBRA: The Company will reimburse you for the costs of your COBRA coverage or the premiums for medical coverage similar to your Company sponsored medical coverage (excluding family members) during your service as a consultant.

          - You agree that, through June 30th, 2000, so far as reasonably practicable the Company's business will take precedence over any other professional work.

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          -    Other professional activities: You agree that during the term of your consultancy any third party work shall not conflict with the Company's business interests. You further agree to notify the CEO of the Company of the identity and nature of work involved in any third party affiliations during the term of your consultancy.

          - Stock Options: All of the stock options to purchase Company Common Stock which have been granted to you and dated February 18, 1997 and July 23, 1998 will continue to vest in accordance with their terms and the Company's 1996 Stock Plan as long as you continue to serve as a member of the Board of Directors of, or as a consultant to, the Company.

          - Employee Proprietary Information and Inventions Agreement: The conditions of the Employee Proprietary Information & Inventions Agreement you executed on February 20, 1996, and attached hereto as Attachment A, will remain in effect as provided therein.

          - This Agreement is subject to satisfactory proof of your right to work in the USA.

          - Your service as a consultant may be terminated by you or the Company at any time upon written notice to the other party.

- You will receive a fee of $5,000.00 whenever the company requests you to travel to the USA on behalf of the company.

Aurora may be required to withhold applicable U.S. federal and state taxes from payments made to you for services provided in the U.S. At the end of each year, the Company will send you the appropriate U.S. federal and state forms reporting the amount of payments for services provided in the U.S. You are responsible for all tax filings and tax payments.

This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Once signed by you, this Agreement will constitute the complete, final and exclusive agreement between you and the Company relating to the terms and conditions of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the company and you.

Yours sincerely,

/s/ JAMES BLAIR                                    /s/ HUGH RIENHOFF, JR.
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James Blair, Ph.D.                                 Hugh Rienhoff, Jr., M.D.
Compensation Committee of the Board of Directors

cc:      S. Collinson, President
         P. Fritz, Senior Director, Human Resources
         J. Pashkowsky, Senior Director, Finance and Treasurer

I accept the terms and conditions outlined in this Agreement.

/s/ TIMOTHY J. RINK
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Timothy J. Rink, M.D., Sc.D.